Exhibit 5.1

March 12, 2018

Assurant, Inc.
28 Liberty Street
41st Floor
New York, New York 10005

Ladies and Gentlemen:

I am Vice President, Corporate Counsel and Assistant Secretary of Assurant, Inc., a Delaware corporation (the “Company”), and as such, have served as counsel for the Company in connection with the issuance and sale of 2,875,000 shares (the “Shares”) of its 6.50% Series D Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Securities”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-222648) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on January 22, 2018. The Securities are being sold pursuant to the Underwriting Agreement dated March 7, 2018 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Securities include 375,000 shares that the Underwriters have the option to purchase pursuant to the Underwriting Agreement. The Securities are being issued pursuant to the Certificate of Designations of 6.50% Series D Mandatory Convertible Preferred Stock, as filed by the Company with the Secretary of State of the State of Delaware on March 12, 2018 (the “Certificate of Designations”). The Securities will be convertible into shares of common stock, par value $0.01 per share, of the Company (the “Underlying Securities”) in accordance with the Certificate of Designations.

I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination and subject to the additional assumptions and qualifications set forth below, I advise you that, in my opinion, (i) the Shares have been duly authorized and, when issued in the manner provided in the Certificate of Designations and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable; and (ii) the Underlying Securities issuable upon the conversion of the Shares have been duly authorized and when issued and delivered in the manner provided in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of Delaware and New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed, without independent verification, that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of the Securities” in the Prospectus Supplement dated March 7, 2018. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

[remainder of page intentionally blank]

Very truly yours,

/s/ Jessica M. Olich

[Signature Page to Exhibit 5 Opinion]